Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

Our report on our audit of the consolidated financial statements of Milestone Scientific, Inc. and Subsidiaries as of December 31, 2003 and for the years ended December 31, 2003 and 2002, included in this Annual Report on Form 10-KSB for the year ended December 31, 2003 is dated March 26, 2004. We consent to the incorporation by reference of our report in the following Registration Statements previously filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933 on Form S-2 (SEC File No. 333-110376) and on Form S-3 (SEC File No.333-39784).


/s/ J.H. Cohn LLP

Roseland, New Jersey
April 8, 2004


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